Exhibit 21


               SUBSIDIARIES OF CITY SAVINGS FINANCIAL CORPORATION

Subsidiaries of City Savings Financial Corporation

                 Name                         Jurisdiction of Incorporation
 -------------------------------------        -----------------------------
           City Savings Bank                             Indiana

 City Savings Financial Services, Inc.                   Indiana